Exhibit 99.1

CONTACT:
Jill Smith Director, Corporate Communications 240.631.1395 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617-926-1551 pmarshall@panacos.com

Panacos Announces Proposed Offering of Common Stock

Watertown, MA (September 28, 2005) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC) (“Panacos” or “the Company”), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that it has filed a preliminary prospectus supplement to its two shelf registration statements with the Securities and Exchange Commission relating to a proposed underwritten public offering of eight million shares of its common stock. It is currently anticipated that the underwriters will be granted an over-allotment option for an additional 1.2 million shares of common stock. All of the shares are being sold by Panacos.

SG Cowen & Co., LLC and Bear, Stearns & Co. Inc. are acting as joint book runners for the offering. Acting as co-managers for the offering are Needham & Company, LLC and Leerink Swann & Company.

These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of shares of common stock may be made only by means of a prospectus, including a prospectus supplement, forming a part of the Company’s effective registration statements.

Copies of the preliminary prospectus supplement may be obtained from SG Cowen & Co., LLC, Prospectus Department at ADP, 1155 Long Island, Edgewood, New York 11717 (Telephone number (631) 254-7106), Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, NY 10167, Needham & Company, LLC, 445 Park Avenue, New York, New York 10022 (Telephone number (212) 371-8300), and Leerink Swann & Company, One Federal St., Boston, MA 02110 (Telephone number (617) 918-4814).

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation.

Except for the historical information contained herein, statements made herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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